Exhibit 5.1

July 30, 2025

Lithia Motors, Inc.
150 N. Bartlett Street
Medford, Oregon 97501

Re:    Registration Statement on Form S-8 of Shares of Common Stock of Lithia Motors, Inc.
Ladies and Gentlemen:
We have acted as counsel to Lithia Motors, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission with respect to up to an additional 1,160,000 shares of common stock of the Company (the “Shares”), which may be issued under the Lithia Motors, Inc. 2013 Amended and Restated Stock Incentive Plan (the “Plan”).
In our capacity as counsel, we have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Sincerely,
/s/ Perkins Coie LLP